Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to Registration Statement No. 333-158802 of

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our report dated March 4, 2009 (May 12, 2009 as to the effect of (1) the January 1, 2009 adoption of new accounting standards requiring retrospective application described in Note 3 and (2) the retrospective adjustment of reportable segments described in Notes 3 and 29) on the consolidated financial statements and financial statement schedule of General Motors Corporation (the Corporation) (which report expresses an unqualified opinion and includes explanatory paragraphs relating to (a) the existence of substantial doubt about the Corporation’s ability to continue as a going concern, (b) the fair value measurement of certain assets and liabilities; the recognition and measurement of uncertain tax positions; the change in measurement date for defined benefit plan assets and liabilities; and the recognition of the funded status of the Corporation’s defined benefit plans, (c) the sale of a controlling interest in GMAC LLC, (d) the retrospective adjustment of the consolidated financial statements for the January 1, 2009 adoption of new accounting standards requiring retrospective application, and (e) the retrospective adjustment of the consolidated financial statements for a change in the Corporation’s reportable segments), and;

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our report dated March 4, 2009 on the effectiveness of the Corporation’s internal control over financial reporting (which report expresses an adverse opinion on the effectiveness of the Corporation’s internal control over financial reporting because of a material weakness);

appearing in the Current Report on Form 8-K of General Motors Corporation filed on May 14, 2009 and to the reference to us under the heading “Experts” in such Prospectus Supplement.

/s/ DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Detroit, Michigan

May 12, 2009